Exhibit (r)(1)

DESTRA CAPITAL INVESTMENTS LLC
DESTRA CAPITAL ADVISORS LLC
AND
DESTRA OPEN-END AND CLOSED-END FUNDS
DESTRA UNIT INVESTMENT TRUSTS

CODE OF ETHICS

FINAL Code of Ethics 2018 June.doc – CONFIDENTIAL

i

I.	INTRODUCTION

The policy of Destra Capital Investments LLC and Destra Capital Advisors LLC (collectively, “Destra”) is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of its clients and the interests of Destra, its officers, directors and employees. This Code of Ethics (the “Code”) is based on the principle that Destra owes a fiduciary duty to any person or institution it serves as an adviser or sponsor to ensure that the personal securities transactions of the firms and their employees do not interfere with, or take unfair advantage of, their relationship with clients.

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and section l7(j) of the Investment Company Act of 1940 (the “1940 Act”) and Rule l7j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of advisory and investment company personnel. This Code has been adopted by Destra to meet those concerns and legal requirements.

This Code has also been (or will be proposed to be) adopted by certain open-end and closed-end funds advised by Destra and any unit investment trusts sponsored by Destra (collectively, the “Investment Company Clients”).

Destra also separately has adopted procedures designed to prevent the misuse of inside information by Destra and persons subject to this Code. The business of Destra depends on investor confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities on the basis of inside information or improperly communicating that information to others may expose Destra or its employees to stringent penalties.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of the Code in a particular circumstance. Destra encourages each of you to raise questions regarding compliance. Often, a single question can forestall disciplinary action or complex legal problems.

As more fully explained in Section IV, the Code applies to all Destra employees, directors and officers unless otherwise noted in particular sections. Each person subject to the Code (other than Independent Trustees) must acknowledge on Exhibit A that he or she has received, read and agrees to be bound by the Code. You should direct any question relating to the Code to Destra’s General Counsel (“GC”) or Chief Compliance Officer (“CCO”). You also must notify the GC or CCO immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

II.	GENERAL STANDARDS

All Destra personnel are expected to conduct their activities in accordance with high standards of commercial honor and ethical principles. Accordingly, no person subject to the Code may engage in any conduct that is deceitful, fraudulent or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment, for a client. Moreover, no person may place his or her own interests ahead of the interests of clients or engage in any transaction which interferes with, derives undue benefit, deprives a client of an investment opportunity, or is inconsistent with the investments undertaken for a client. In this regard, no person may use information concerning the investments recommended or made for clients for his or her personal benefit or gain in a manner detrimental to Destra clients.

All persons subject to the Code must comply with the applicable provisions of the Advisers Act and the 1940 Act, and other applicable federal securities laws. 1 No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client may:

●	employ any device, scheme, or artifice to defraud the client;

●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the client regarding a material fact;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client;

●	engage in any manipulative practice with respect to the client.

Persons covered by this Code must adhere to its general principles as well as comply with the Code’s specific provisions. It bears emphasis that technical compliance with the Code’s procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual’s fiduciary duties to its clients. In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

III.	DEFINITIONS

When used in the Code, the following terms have the meanings described below:

A.	Access Person. Any director, officer, or partner of Destra or an Investment Company Client or any employee of Destra or an Investment Company Client who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of an Investment Company Client or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Currently all Destra employees are deemed access persons. See Exhibit A.

[1]	Federal Securities Laws means the Securities Act of 1933( 15 U.S.C. 771-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102) 113 Stat 1338 (1999), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

B.	Chief Compliance Officer. The Code contains many references to the Chief Compliance Officer (CCO). The CCO for DCI and DCA is Myles Blechner. References to the CCO also include, for any function, any person designated by the CCO as having responsibility for that function from time to time.

C.	Independent Trustee. A trustee of an open-end or closed-end fund which is an Investment Company Client who is not an “interested person” of the open-end or closed-end fund within the meaning of Section 2(a)(19) of the 1940 Act.

D.	Investment Personnel. Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client, and (2) any natural person who controls an Investment Company Client or Destra and who obtains information concerning recommendations made to a client regarding the purchase or sale of securities by the client.

E.	Personal Securities Transaction. The Code regulates Personal Securities Transactions as a part of the effort by Destra to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a security, other than an exempted security (as defined below), in which a person subject to this Code has a beneficial interest.

1.	Security. Security is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership or limited liability membership interest, and includes any right to acquire any security (an option or warrant, for example).

2.	Beneficial interest. You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents or any immediate family member living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).

IV.	APPLICATION OF THE CODE

Many of the restrictions on Personal Securities Transactions (as defined in Section III.E.) and the compliance procedures contained in the Code apply to all Access Persons. Investment Personnel are subject to additional restrictions as indicated in the Code. Such persons include, but are not limited to the following:

●	Portfolio managers who manage the accounts;

●	Research analysts or research assistants who are members of the management team for the accounts;

●	Traders who trade on behalf of clients;

●	Support staff and administrative assistants working directly with portfolio managers and analysts.

V.	RESTRICTIONS

A.	No Conflicting Personal Securities Transactions. No Access Person shall engage in a Personal Securities Transaction in a security which the person knows or has reason to believe (i) is being purchased or sold (i.e., a pending “buy” or “sell” order), (ii) has been purchased or sold for a client within the last seven (7) calendar days, or (iii) is being considered for purchase or sale by a client, until that client’s transactions have been completed or consideration of such transactions has been abandoned. A security will be treated as “under consideration” for a client, if the portfolio manager or investment team responsible for the management of the account of that client intends to purchase or sell the security in the next seven (7) calendar days.

Without limiting the generality of the foregoing, (a) no Investment Personnel shall engage in a Personal Securities Transaction in a security within seven calendar days before and after any series of the Investment Company Client in which he or she advises or supervises trades in that security; and (b) no Access Person shall engage in a Personal Securities Transaction in a security on the same day there is a pending buy or sell order in that security by the Investment Company Client with respect to which such person is an Access Person. With respect to Destra Unit Investment Trusts, no Access Person shall engage in a personal securities transaction within seven (7) calendar days of the security being purchased for the initial deposit of a trust. Any profits realized on trades in violation of this prohibition will be disgorged to a charitable organization that is selected by the CCO or their designee. Destra’s CCO may provide pre-clearance for a de minimus amount in a security an access person has held in their portfolio.

B.	Private Placements. No Access Person shall acquire or dispose of a beneficial interest in a security in a private placement without express prior written approval from the CCO or their designee.

Destra Capital Management LLC Shares. No Access Person shall acquire or dispose of a beneficial interest in the shares of Destra Capital Management LLC (“Destra Capital Shares”) without the prior written approval of the General Counsel or their designee.

C.	Initial Public Offerings. No Access Person shall acquire a beneficial interest in a security in an initial public offering.

D.	Short-term trading. Investment Personnel and Fund Trustee’s shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) security within sixty calendar days. Access persons shall not profit in the purchase and sale, or sale and purchase of any Destra Fund or Trust within sixty calendar days. Trades made in violation of this prohibition shall be unwound or, if that is impracticable, any profits must be disgorged to a charitable organization that is selected by the CCO or their designee.

E.	Gifts. Access Persons shall not accept any gift or other thing of more than de minimus value (e.g. $100 for U.S.) from any person or entity that does business with or on behalf of any client of Destra, or seeks to do business with or on behalf of a client. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.

F.	Service as Director. Access Persons shall not serve on the board of directors of a publicly traded company, without prior authorization by the CCO. Access Persons may submit a request for authorization and such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. Service may be authorized by the CCO only if the CCO determines that service in that capacity would be consistent with the interests of Destra and its clients. In addition, Investment Personnel who receive authorization to serve in such a capacity shall be isolated through “Information Barrier” procedures from making investment decisions regarding securities issued by the entity involved.

VI.	PRE-CLEARANCE AND REPORTING PROCEDURES

A.	Pre-clearance Procedures.

1.	Pre-clearance Requirement. Except as provided below, all Access Persons must receive prior approval of their Personal Securities Transactions from the CCO or their designee. Personal Securities Transactions of the CCO must be approved by the General Counsel. Any approval shall be valid for one business day.

2.	Personal Securities Transaction Form. All requests for pre-clearance of Personal Securities Transactions must be made through the Schwab Compliance 11 system.

3.	Factors to Consider in Pre-clearing Personal Securities Transactions. The CCO should consider:

●	whether the security appears on Destra’s Product Security List;

●	whether the investment opportunity should be reserved for a client;

●	whether the opportunity is being offered to an individual by virtue of his/her position with respect to Destra’s relationship with a client.

4.	Subsequent Disclosure by Access Person. If pre-clearance is granted, the Access Person must disclose the Personal Securities Transaction when he or she participates in any subsequent investment decision for a client regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by the CCO or their designee.

5.	Exemptions from Pre-clearance. Access Persons do not need to seek pre-clearance for the following transactions:

●	Purchases or sales which are non-volitional on the part of either the Access Person or the Investment Company Client (e.g., transactions in corporate mergers, stock splits, tender offers); or

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities;

●	Purchases or sales affected in any account (previously approved by the CCO or their designee) over which the Access Person has no direct or indirect influence or control;

●	Purchases which are part of ongoing participation in an automatic dividend reinvestment plan. (The initial election to participate in an automatic dividend reinvestment plan should be pre-cleared.)

B.	Reporting Requirements. Every Access Person must report to the CCO or their designee the following reports regarding the Access Persons direct or indirect beneficial ownership in securities (other than Excepted Securities):

1.	Initial and Annual Holdings Reports. No later than ten days after the person becomes an Access Person, and annually thereafter as of December 31, the following information:

●	the title and type of security, interest rate and maturity date (if applicable), CUSIP number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned;

●	the name of any broker, dealer or bank with whom the Access Person maintained an account;

●	the date that the report is submitted by the Access Person;

●	the reports can be accomplished through submission of account statements.

Information contained in the Initial Holdings Report must be current as of 45 days prior to the person becoming an Access Person. Annual reports shall be delivered to the Chief Compliance Officer or their designee no later than January 30 of the following year and shall contain a statement attesting to the accuracy of the information provided.

2.	Quarterly Transaction Reports. No later than thirty days after the end of the calendar quarter, the following information (a) with respect to any Personal Securities Transaction during the quarter:

●	The date of the transaction, the title and type of security, the CUSIP number or exchange ticker symbol (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected;

●	The date that the report is submitted by the Access Person.

(a)     With respect to any account established by the Access Person:

●	The name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established;

●	The date that the report is submitted by the Access Person.

The reports can be accomplished through submission of account statements, verification through the Schwab Compliance 11 system.

C.	Execution of Personal Securities Transactions Through Disclosed Brokerage Accounts; Duplicate Confirmations. All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the CCO or their designee. Each such account must be set up to deliver or mail duplicate copies of all confirmations and statements to: Destra Capital Investments LLC, Attention: Compliance Department, 444 West Lake Street, Suite 1700, Chicago, IL 60606. If an employee account is held at Charles Schwab &Co., Fidelity Investments, Merrill Lynch or Morgan Stanley, duplicate confirmations and statements will be received through electronic feed to the Schwab Compliance 11 system for monitoring.

Duplicate confirmations and periodic account statements shall satisfy the transaction reporting requirements set forth above in Section VI.B above, if all the information required to be included in the transaction report is contained in the broker confirmations or account statements.

It is permissible to purchase securities such as limited partnerships and variable annuity contracts directly from the issuer, even though they may not be purchased through a brokerage account, if such securities are reported and pre-cleared and in accordance with the procedures above. No exceptions will be made to this policy. All persons subject to the Code shall cooperate in all aspects with the CCO or their designee in securing confirmations and statements in a timely manner.

VII.	EXCEPTIONS TO PRECLEARANCE AND REPORTING REQUIREMENTS

Excepted Securities. Access Persons do not need to report transactions or holdings, or seek pre-clearance for transactions, in the following securities.

●	shares of open-end investment companies that are not Investment Company Clients (open-end funds for which Destra is not the investment adviser or distributor), including ETFs that are not set forth on the “restricted list” on Destra’s portal for Schwab’s Compliance 11 (as Destra sub-distributes the Meridian Funds, all purchases and sells of these funds must be pre-cleared);

●	shares of closed-end investment companies that are not Investment Company Clients (closed-end funds for which Destra is not the investment adviser, distributor, sub-distributor or provider of shareholder services),

●	direct obligations of the U.S. government (U.S. treasury bills, notes and bonds);

●	money market instruments, including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements;

●	shares of money market funds;

●	shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of whom are Investment Company Clients. Note: All purchases and sales of Destra sponsored Unit Investment Trusts must be pre-cleared.

VIII.	INDEPENDENT TRUSTEES OF INVESTMENT COMPANY CLIENTS

Independent Trustees shall not be subject to the provisions of Sections V and VI of this Code of Ethics except as noted below.

1.	Independent Trustees shall be subject to Sections V. A. “Restrictions-No Conflicting Personal Securities Transactions”, V.B. “Restrictions-Private Placements” and VI.B.2. “Pre-Clearance and Reporting Procedures-Reporting Requirements-Quarterly Transaction Reports” only if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a security (except for Excepted Securities described in Section VII “Exceptions to Preclearance and Reporting Requirements”), the open-end or closed-end fund of which such person is an Independent Trustee, purchased or sold the security, or a purchase or sale was considered on behalf of the open-end or closed-end fund.

2.	Although not strictly prohibited, it is recommended that Independent Trustees refrain from trading in shares of the relevant open-end or closed-end fund for a period of seven calendar days before and after meetings of the Board of Trustees of such fund.

3.	Independent Trustees shall not accept any gift or other thing of more than de minimis value (e.g. $100) from any person or entity that the Independent Trustee knows or should know does business with or on behalf of, or seeks to do business with or on behalf of an open-end or closed-end fund on whose board the Trustee serves. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.

4.	In lieu of the sanctions contemplated by Section X.D. hereof, Independent Trustees shall be subject to sanctions as determined by the Board of Trustees of the relevant open-end or closed-end fund.

IX.	COMPLIANCE WITH OTHER ADVISER OR FUND CODES

Access Persons who are employed by an investment adviser (other than Destra) serving as sub-adviser or investment manager of an Investment Company Client, who are subject to such other investment adviser’s code of ethics, which code complies with the requirements of Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code.

Independent Trustees of an Investment Company Client who are subject to a separate code of ethics adopted by that Investment Company Client (that is not the same as the form of this Code), which code complies with the requirements of Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code with respect to that Investment Company Client.

X.	ENFORCEMENT OF CODE AND CONSEQUENCES FOR FAILURE TO COMPLY

A.	Certification. All persons subject to the Code (other than Independent Trustees) shall certify annually that they have read and understood the Code and recognized that they are subject thereto, and that they have complied with the requirements of the Code. See Exhibit A.

B.	Review of Reports. The CCO or their designee shall review all reports submitted under the Code.

C.	Notification of Reporting Obligation. The CCO or their designee shall update Compliance 11 as necessary to include new Access Persons and Investment Personnel and shall notify those persons of their obligations under the Code.

D.	Sanctions for Violations. Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, Destra may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

E.	Annual Review. Pursuant to Rule 17j-1(c)(2)(ii), Destra will at least annually review this Code of Ethics to determine whether it is reasonably designed to prevent persons subject to the Code from engaging in fraudulent activities prohibited by paragraph (b) of the rule. The CCO or General Counsel will certify annually that Destra has adopted procedures reasonably necessary to prevent Destra Access Persons from violating this Code of Ethics.

XI.	RETENTION OF RECORDS

The CCO or their designee shall maintain all records required under Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act for the periods required under the Rules.

XII.	AMENDMENT TO THIS CODE

An Investment Company Client’s depositor or the board of trustees, as the case may be, must approve any material change to this Code no later than six months after the adoption of the material change.

June 2018

EXHIBIT A

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

I acknowledge that I have received the Code of Ethics dated: January _____, and represent:

1.	I have read and understood the Code of Ethics and recognize that I am subject to its provisions;

2.	In accordance with Section VI of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under Section VII of the Code of Ethics;

3.	I will comply with the Code of Ethics in all other respects.

Access Person Signature

Print Name

Date